UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2014 (September 18, 2014)

American Realty Capital Healthcare Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55201	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment to Senior Secured Revolving Credit Agreement

On September 18, 2014, American Realty Capital Healthcare Trust II Operating Partnership, L.P. (the “OP”) and American Realty Capital Healthcare Trust II, Inc. (the “Company”) entered into a First Amendment to Senior Secured Revolving Credit Agreement (the “Amendment”) with KeyBank National Association (“KeyBank”), individually and as agent for itself and the other lenders party from time to time to the Senior Secured Revolving Credit Agreement dated as of March 21, 2014 (the “Credit Agreement”), to amend certain terms of the Credit Agreement. Under the Credit Agreement, the Company was permitted to make distributions to its stockholders only to the extent that the aggregate amount of distributions paid during the fiscal quarter and the previous three fiscal quarters did not exceed 95% of the Company’s Modified FFO (as defined in the Credit Agreement) (the “Distribution Limit”). Pursuant to the Amendment, the OP, the Company and KeyBank agreed that (i) during the time commencing on April 1, 2014 and ending on September 30, 2014, the Company may make distributions in excess of the Distribution Limit so long as the distributions are paid in cash and consistent with the rate paid in the past, (ii) during the time commencing on October 1, 2014 and ending on March 31, 2015, the Distribution Limit will increase from 95% to 125% of the Company’s Modified FFO, and (iii) commencing on April 1, 2015 and continuing thereafter, the Distribution Limit will return to the original rate of 95% of the Company’s Modified FFO. Notwithstanding these limits, the Company is also permitted to pay distributions in an amount equal to the minimum necessary to maintain the Company’s status as a REIT.

The foregoing description of the Amendment is a summary and is qualified in its entirety by the terms thereof. The Company will file the Amendment with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

Date: September 24, 2014	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer